CONSULTING AGREEMENT

This Agreement, made this 1st day of March 2001, by and between Ehomeone.com, Inc., a Florida Corporation (Company), and Communication Connection, Inc., a Florida corporation
(Consultant).

1. The Company hereby retains Consultant, and the Consultant agrees to perform the following services:

a. Solicitation of clients to sell all products and services provided or to be provided by the Company.

b. Private labeling of products and services provided by the Company. Consultant shall be compensated as hereandafter provided in paragraph 2c.

c. The development of additional sources of revenue and strategic alliances. Consultant shall be compensated as hereandafter provided in paragraph 2b.

d. The development of a Real Estate seminar series, to include: the development of marketing materials, the coordination of any and all media buying, power point presentations, hiring of speakers, testing of events, coordination of road crews, the completion of production of an Infomercial, administrative support and general management. It is understood this is the primary activity for which the Consultant will earn the consulting fee.

2. In consideration of the performance by Consultant of the Services under this Agreement, the Company agrees to pay
Consultant for its time, material, and Services as follows:

a. Retainer of $5,000 per month due and payable on the first day of each month, beginning April 15, 2001. Upon receipt of the first months payment the consultant shall begin work on the projects specified. Retainer shall be guaranteed for a six month period.

b. A commission fee of 10% of the gross revenue from each source of revenue the Consultant brings into the Company, payable for the previous month on the 15th of each month. This shall include: Russ Whitney's mortgage business, Ron Legrand, and any other new business the consultant brings to the company.

All the Peter Lowe product purchases (Ehomeone package, 5 volume educational package & software) and mortgage business, and all other business from Peter Lowe or affiliates, the Consultant brings to the Company shall not be paid a commission as long as the consultant is working with the Peter Lowe group, this shall include Success Event
International, Inc., Success Training, Inc. and any and all related companies.

At such time as the consultant is not working with the Peter
Lowe group commission equal to 10% of the gross revenue will paid for any all existing revenue sources.

Such a commission does not include revenues generated by the Company for monies paid by the Company's clients to attend any of its real estate or related seminars. However, if and when Consultant exercises its right of first refusal as hereinafter provided, then any revenue source provided or brought to the Company thereafter, shall be done in the capacity of the Consultant as an employee and shall not be entitled to any commissions due herein.

c.   The subject Agreement, renewable as provided.

d. The guarantee of continued payment of commissions as specified in paragraph 2b for a period of 2 years from the termination of this Agreement.

e. A royalty for products developed or private labeled for sale by all divisions, corporations, or affiliates of the Company, except those products already or independently developed or labeled by the Company. Royalty for products will be negotiated on a case-by-case basis.

It is clearly understood that the content of the 5 volume set is the property of Communication Connection, Inc. and that Ehomeone.com will have a license to use the content as long as this contract is enforce.

f. Additional projects may be assigned on a fee basis, to be agreed in writing.

g. Any workshop instruction conducted by the Consultant shall be billed at existing independent instructor rates and in addition to the compensation as provided in this Agreement.

h. As an inducement to provide Services and support, and in consideration of the time and effort to assist the Company in its business activities, the Consultant shall be awarded 100,000 shares of stock upon signing of this Agreement. Such stock shall be restricted pursuant to Rule
144 of the Securities and Exchange Commission. The stock will be immediately granted to Communication Connection, Inc. at March 1, 2001.

When requested Ehomeone.com will provide the required legal option of a S.E.C. lawyer within 14 days from the written request. Ehomeone.com agrees that failure to provide the letter shall create harm to the consultant and the consultant is entitled to a penalty of $10,000 per day the letter is not provided.

     i. In consideration of the time and effort to assist the Company as herein provided, the Consultant shall have option and first right of refusal, for a one-year period ending March 31, 2002 for the chief executive officer position at the Company. Consultant is required to exercise its right of first refusal within 7 days of notification by the Company of its intent to hire a chief executive office. It is understood the starting salary for the position shall be $120,000 per year with a 2% profit of the net revenue. In addition, if Consultant exercises such right of first refusal, then it shall be entitled to 1,000,000 shares of the Companies common stock upon the signing of an employment agreement, as follows: 500,000 shares immediately upon execution of the option. 250,000 shares at month 6, and 250,000 shares at month 12. Such stock shall be restricted pursuant to Rule 144 of the Securities and Exchange Commission.

     ii. When requested Ehomeone.com will provide the required legal option at a S.E.C. lawyer within 14 days from the written request. Ehomeone.com agrees that failure to provide the letter shall create harm to the consultant and the consultant is entitled to a penalty of $10,000 per day the letter is not provided.

     iii. Subject to ratification of the public board with 7 days of the new board being established.

3. In addition, Consultant shall be entitled to reimbursement for reasonable and substantiated expenses for solicitation of clients, travel and lodging in the course of performance of its duties to include:

a. Reasonable telephone, long distance, and cellular phone service, to maintain an office, provided such expenses are directly attributable to Services provided on behalf of the Company.

b. Travel expenses (hotel, airfare, and per diem) and reasonable business meals and entertainment expenses for the solicitation of clients.

4. This Agreement covers Services rendered during the period from March 1, 2001 to March 31, 2002. This contract will automatically renew in one year increments, unless notification in writing is received 60 days before expiration of any such term. Either party may terminate this Agreement by giving the other party thirty days written notice. No termination shall prejudice Consultant's rights to payments for Services completed prior to the effective date of termination, payments due during the guarantee period, nor commissions due in the post termination period as specified in paragraph 2.

5. All Services shall be performed under this Agreement by Consultant in its capacity as an independent contractor, and not as an agent or employee of the Company. The Consultant shall supervise the performance of its Services and shall be entitled to control the manner and means by which its Services are to be performed, subject to compliance with this Agreement and any specifications, schedules, or plans approved by the Company.

6. With respect to the initial scheduling of consulting time, Consultant will make every reasonable effort to
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7.   Confidentially. It is agreed this agreement is not for
public distribution, except as need for "public filings". It is acknowledged distribution of the agreement may harm the consultant. Therefore and inconsideration of these facts any distribution of this contract to third parties with out the expressed consent of the consultant shall constitute a breach or confidentially and shall be immediately subject to a fine of $100,000 due and payable with in 30 days from the infraction.

8. All notices under this Agreement shall be sent by either first class mail, return receipt requested, or by overnight courier and confirmed telefax to the addresses specified below and any notice sent shall be deemed delivered four days after deliverance in accordance with these terms and conditions:

To Company:                   To Consultant:

255 S. Orange Ave., Suite 600 James J. Francis
Orlando, FL 32801             1404 N. Cove Blvd.
(407) 206-6599                Longwood, FL 32750
FAX (407) 206-6598            407-331-7903
                              FAX 407-331-7046

7. All disputes under this Agreement may be arbitrated under the rules of the American Arbitration Association, and any judgments in accordance with the above may be entered in a court of competent jurisdiction.

8. This is the complete agreement and supersedes all prior and comtemporaneous understandings relating to the subject matter hereof, may not be amended or modified except in writing, and shall be governed by the laws of the State of Florida.



EhomeOne.com, Inc.            Communication Connection,
                              Inc.

/s/ Robert A. Blair           /s/ James Francis
By: Robert A. Blair           By: James Francis
Title: President              Title: President